Exhibit 5.1

HUNTON ANDREWS KURTH LLP FILE NO: 034253.0000117

December 21, 2020

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

Registration Statement on Form S-8

CSX Executives’ Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to CSX Corporation, a Virginia corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), as filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register $15,000,000 of deferred compensation obligations (the “Obligations”) of the Company under the CSX Executives’ Deferred Compensation Plan (the “Plan”). The Obligations are general unsecured obligations of the Company to pay deferred compensation from time to time in the future in accordance with the terms of the Plan.

This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion letter, including, among other things: (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (iii) the Registration Statement, (iv) the resolutions of the Board of Directors of the Company approving the Plan and authorizing the registration and the issuance of the Obligations, (v) a copy of the Plan and (vi) a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”).

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS    CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON   LOS ANGELES

MIAMI   NEW YORK   NORFOLK   RALEIGH/DURHAM   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

CSX Corporation

December 21, 2020

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof on such parties (other than the authorization, execution and delivery of certain documents by the Company).

As to factual matters, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates and oral advice of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

The opinion set forth in paragraph 1 below as to the existence and good standing of the Company is based solely upon our review of the Good Standing Certificate. The opinion set forth in paragraph 2 below as to the validity and enforcement of the Obligations may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and (ii) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that:

1.	The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia.

2.

When issued by the Company in accordance with the terms of the Plan, the Obligations will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

CSX Corporation

December 21, 2020

The opinions expressed above are limited to the laws of the Commonwealth of Virginia and the State of Florida as in effect on the date hereof. We do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton Andrews Kurth LLP